UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

November 16, 2023
Date of Report (date of earliest event reported)

Polaris Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-11411	41-1790959
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2100 Highway 55 Medina Minnesota	55340
(Address of Principal Executive Offices)	(Zip Code)

(763) 542-0500
Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value per share	PII	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On November 16, 2023, Polaris Inc. (the “Company”) and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), entered into a First Supplemental Indenture, dated as of November 16, 2023 (the “First Supplemental Indenture”) to the Indenture, dated as of November 16, 2023 (the “Base Indenture”), relating to the Company’s $500 million aggregate principal amount of its 6.950% Senior Notes due 2029 (the “Notes”). The Notes were sold in a public offering pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-275360), filed with the Securities and Exchange Commission, and Prospectus Supplement dated November 9, 2023, which resulted in aggregate net proceeds to the Company of approximately $492 million, after deducting the underwriting discount but before deducting expenses and fees. The First Supplemental Indenture includes the form of the Notes. The Notes will bear interest at a rate of 6.950% per year. Interest on the Notes will be payable semi-annually in arrears on March 15 and September 15 of each year, and the first interest payment date will be March 15, 2024. The Notes will mature on March 15, 2029.

The Company may redeem the Notes, in whole or in part, at any time and from time to time prior to maturity. If the Company elects to redeem the Notes at any time prior to February 15, 2029 (the date that is one month prior to the maturity of the Notes), it will pay a “make-whole” redemption price set forth in the First Supplemental Indenture. On or after February 15, 2029, the Company may, at its option, redeem the Notes, in whole or in part at any time and from time to time, at a redemption price equal to 100% of the principal amount thereof. In addition to the redemption price, the Company will pay accrued and unpaid interest, if any, to, but excluding, the redemption date.

If the Company experiences a change of control triggering event with respect the Notes, as defined in the First Supplemental Indenture, each holder of Notes may require the Company to repurchase some or all of its Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to, but excluding, the repurchase date.

Pursuant to the terms of the Notes, the Company and its restricted subsidiaries will be subject to, among other covenants, restrictions on the incurrence of debt secured by liens on Principal Property (as defined in the Base Indenture) or any shares of Capital Stock (as defined in the Base Indenture) of any restricted subsidiary, entering into sale and leaseback transactions in respect of Principal Property and mergers or consolidations with another entity or sales, transfers or leases of the Company’s properties and assets substantially as an entirety to another person.

The Base Indenture also defines certain customary events of default, including, but not limited to, a default in payment of any interest installment due on the Notes and continuance of such default for a period of 30 days, a default in payment of principal or premium, if any, on the Notes and a default by the Company under any indebtedness having an aggregate principal amount equal to $200.0 million.

The Base Indenture is attached as Exhibit 4.1. The First Supplemental Indenture is attached as Exhibit 4.2. The foregoing description of the Base Indenture and the First Supplemental Indenture is qualified in its entirety by reference to the full text of the Base Indenture and the First Supplemental Indenture, which are each incorporated herein by reference.

The Company intends to use the net proceeds from the sale of the Notes to repay certain indebtedness outstanding under the Company’s credit agreement and for general corporate purposes.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 8.01. Other Events.

On November 9, 2023, the Company entered into an underwriting agreement (the “Underwriting Agreement”) among the Company and Citigroup Global Markets Inc., BofA Securities, Inc. and J.P. Morgan Securities LLC, as representatives of the several underwriters listed on Schedule A to the Underwriting Agreement, in connection with the offer and sale of the Notes. The foregoing description of the Underwriting Agreement is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit
1.1	Underwriting Agreement, dated November 9, 2023, among the Company and Citigroup Global Markets Inc., BofA Securities, Inc., and J.P. Morgan Securities LLC, as representatives of the several underwriters listed in Schedule A thereof.
4.1	Base Indenture, dated as of November 16, 2023, between the Company and U.S. Bank Trust Company, National Association, as trustee.
4.2	First Supplemental Indenture, dated as of November 16, 2023, between the Company and U.S. Bank Trust Company, National Association, as trustee.
5.1	Opinion letter of Davis Polk & Wardwell LLP regarding the validity of the Notes.
23.1	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1).
104	Cover Page Interactive Data File (embedded within the Inline XBL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: November 16, 2023	POLARIS INC.

	By:	/s/ Robert P. Mack
		Name:	Robert P. Mack
		Title:	Chief Financial Officer

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